Exhibit 99.1

AYRO, Inc. Announces Reverse Stock Split to Maintain NASDAQ Listing

Common Stock Will Begin Trading on Split-Adjusted Basis on September 18, 2023

ROUND ROCK, TX (September 15, 2023) – AYRO, Inc. (NASDAQ: AYRO) (“AYRO” or the “Company”), a designer and manufacturer of electric, purpose-built delivery vehicles and solutions for micro distribution, micro-mobility and last-mile delivery, announced today that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 8 pre-split shares. The reverse stock split will become effective at 4:00 p.m. New York time on Friday, September 15, 2023. AYRO’s common stock will continue to be traded on the Nasdaq Capital Market under the symbol AYRO and will begin trading on a split-adjusted basis when the market opens on Monday, September 18, 2023.

At a special meeting of stockholders held on September 14, 2023, AYRO’s stockholders granted the Company’s board of directors the discretion to effect a reverse stock split of AYRO’s common stock through an amendment to its Amended and Restated Certificate of Incorporation at a ratio of not less than 1-for-2 and not more than 1-for-10, such ratio to be determined by the Company’s board of directors.

At the effective time of the reverse stock split, every eight shares of AYRO’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-8 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share of a stockholder resulting from the reverse stock split will be rounded up to the nearest whole number of shares. The reverse stock split will reduce the number of shares of AYRO’s common stock outstanding from 37,732,530 shares to approximately 4,716,567 shares, subject to adjustment for the rounding up of fractional shares. Proportional adjustments will be made to the number of shares of AYRO’s common stock issuable upon exercise or conversion of AYRO’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise or conversion price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Issuer Direct Corporation, via email at transfer@issuerdirect.com or fax at +1 (919) 744-2722.

Tom Wittenschlaeger, CEO of AYRO, said, “We are effecting this reverse stock split to raise AYRO’s common stock price in order to regain compliance with the Nasdaq Capital Market’s $1.00 per share minimum bid continued listing requirement. We believe the trading of our shares on a national market increases our visibility in the marketplace, improves liquidity, broadens and diversifies our stockholder base, and ultimately enhances long-term stockholder value.”

About AYRO

AYRO designs and produces zero emission vehicles and systems that redefine the very nature of sustainability. Our goal is to craft solutions in a way that leaves minimal impact on not only carbon emissions, but the space itself. From tire tread, fuel cells, sound, and even discordant visuals, we apply engineering and artistry to every element of our product mix. The AYRO Vanish is the first in this new product roadmap. For more information, visit www.ayro.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Words such as “anticipate,” “believe,” “could,” “estimate,” “intend,” “expect,” “may,” “plan,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements and include the development and launch of the AYRO Vanish. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: AYRO’s success depends on its ability to complete the development of and successfully introduce new products; AYRO may experience delays in the development and introduction of new products; the ability of AYRO’s suppliers to deliver parts and assemble vehicles; the ability of the purchaser to terminate or reduce purchase orders; AYRO has a history of losses and has never been profitable, and AYRO expects to incur additional losses in the future and may never be profitable; AYRO’s failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of its common stock; AYRO may be unable to replace lost manufacturing capacity on a timely and cost-effective basis, which could adversely impact its operations and ability to meet delivery timelines; the impact of public health epidemics, including the COVID-19 pandemic; the market for AYRO’s products is developing and may not develop as expected and AYRO, accordingly, may never meet its targeted production and sales goals; AYRO’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of any investment in its securities; AYRO may experience lower-than-anticipated market acceptance of its vehicles; developments in alternative technologies or improvements in the internal combustion engine may have a materially adverse effect on the demand for AYRO’s electric vehicles; the markets in which AYRO operates are highly competitive, and AYRO may not be successful in competing in these industries; AYRO may become subject to product liability claims, which could harm AYRO’s financial condition and liquidity if AYRO is not able to successfully defend or insure against such claims; increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, chipsets and displays, could harm AYRO’s business; AYRO may be required to raise additional capital to fund its operations, and such capital raising may be costly or difficult to obtain and could dilute AYRO stockholders’ ownership interests, and AYRO’s long term capital requirements are subject to numerous risks; AYRO may fail to comply with evolving environmental and safety laws and regulations; and AYRO is subject to governmental export and import controls that could impair AYRO’s ability to compete in international market due to licensing requirements and subject AYRO to liability if AYRO is not in compliance with applicable laws. A discussion of these and other factors with respect to AYRO is set forth in our most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and AYRO disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For investor inquiries:

CORE IR

investors@ayro.com

516-222-2560